Exhibit 3.1

EXHIBIT B

Amended and restated

CERTIFICATE OF INCORPORATION

OF

Y-MABS THERAPEUTICS, INC.

First. The name of the corporation is Y-mAbs Therapeutics, Inc. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth. The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.001 per share.

Fifth. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation (the “Bylaws”).

Sixth. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

Seventh. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of each director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or elimination of this Article Seventh, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect its application with respect to an act or omission by a director or officer occurring before such adoption, amendment, repeal or elimination. Solely for purposes of this Article Seventh, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as amended from time to time.

Eighth. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any current or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Neither any amendment nor repeal of any Section of this Article Eighth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Ninth. The Corporation reserves the right to amend, repeal and/or eliminate any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.